Exhibit 99.1

Corautus Genetics Reports Third Quarter Results

Conference call to begin at 11:00 a.m. Eastern Time today

          ATLANTA, Nov. 10 /PRNewswire-FirstCall/ -- Corautus Genetics Inc. (Nasdaq: VEGF), a clinical-stage biopharmaceutical company dedicated to the development of new and innovative gene transfer technology products for the treatment of cardiovascular (severe angina) and peripheral vascular disease, today provided an update of its therapeutic development program and reported its financial results for the three and nine months ended September 30, 2005.

          GENASIS Clinical Trial Highlights

          Corautus’ GENASIS (GENetic Angiogenic Stimulation Investigational Study) Phase IIb clinical trial, the largest cardiovascular study of its kind, is evaluating the safety and efficacy of Vascular Endothelial Growth Factor 2 (“VEGF-2”) for the treatment of severe angina associated with cardiovascular disease.  There are currently 30 clinical sites enrolling patients in this double-blinded, placebo-controlled, dose ranging study.  Through November 9, 2005, 196 patients have been treated in the study nationwide.  Corautus anticipates completing the trial enrollment in the first quarter of 2006.

          Corautus recently announced the U.S. Food and Drug Administration (“FDA”) granted Fast Track designation to the company’s VEGF-2 program for the treatment of severe angina associated with cardiovascular disease based upon the severity of the disease and the large unmet medical need that the program addresses.

          Financial Highlights

          Corautus improved its cash, cash equivalents and short-term investment position to $35,851,000 as of September 30, 2005, compared with $24,487,000 as of December 31, 2004. The increase resulted primarily from the company’s fundraising transactions, offset by amounts spent on operations. Corautus expects that its existing capital resources will be sufficient to fund its current and planned operations through the first quarter of 2007.

          Revenues were $21,000 for the three months ended September 30, 2005 and 2004 and $62,500 for the nine months ended September 30, 2005 and 2004, reflecting the amortization of a payment received for the sublicense of certain patents to Boston Scientific concurrent with its investment in Corautus in July 2003.

          Research and development (“R&D”) expenses for the three months ended September 30, 2005 and 2004 were $3,684,000 and $1,003,000, respectively, and for the nine months ended September 30, 2005 and 2004 were $11,485,000 and $3,796,000, respectively. The increases in R&D expenses were primarily related to the company’s ongoing GENASIS clinical trial and to costs incurred under the manufacturing agreement with Boehringer Ingelheim in developing processes and procedures for the intended production of the VEGF-2 therapeutic for both a Phase III trial and commercialization.

          General and administrative expenses for the three months ended September 30, 2005 and 2004 were $932,000 and $800,000, respectively, and for the nine months ended September 30, 2005 and 2004 were $2,879,000 and $2,813,000, respectively.  The increases in general and administrative expenses were primarily due to additional personnel-related costs and professional and consulting fees related to preparation for compliance with internal controls reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

          The company reported a net loss for the third quarter of 2005 of $4,562,000, or $0.25 per share, compared with a net loss of $1,824,000, or $0.13 per share, in the comparable quarter of 2004.  The net loss for the nine months ended September 30, 2005 was $14,318,000, or $0.89 per share, compared with a net loss of $6,673,000, or $0.53 per share, for the comparable period of 2004.

          Management Discussion

          Richard E. Otto, President and Chief Executive Officer of Corautus, said, “We believe the results and activities in the third quarter of 2005 demonstrate again that we continue to meet important objectives set with our focus on the GENASIS trial and portfolio expansion opportunities in the future.

          “In August, our shareholders overwhelmingly approved the previously announced issuance of common stock to Boston Scientific, with over 97% of the votes in favor.  Boston Scientific has become our largest shareholder with a 17% equity ownership of Corautus, and has directly invested $33 million in Corautus over the past two years.  This transaction along with another financing in the second quarter allowed us to achieve and surpass our goal of completing the estimated funding needed for the Phase IIb trial and also provided the funds needed through 2006 for us to have the manufacturing processes and procedures established and to manufacture the VEGF-2 required for a Phase III trial.

          “During this quarter, we completed the development of our strategy for a Type C meeting with the FDA to update them on the GENASIS trial and to discuss our Phase III clinical strategy to support a Biologic License Application (“BLA”) filing for VEGF-2 for the treatment of refractory angina associated with cardiovascular disease. We believe this was an important objective for the quarter to keep us on our development timeline.

          “Our sponsorship of two symposia during the 17th annual Transcatheter Cardiovascular Therapeutics Scientific Symposium in October highlighted the vast potential for therapeutic angiogenesis in cardiology and provided an update on the GENASIS trial to many of the country’s leading interventional cardiologists.  As a result, interest expressed by the physicians led to the identification of additional sites for both the GENASIS trial and for a Phase III trial.  These additional sites should further support our objective of completing patient enrollment in the GENASIS trial in the first quarter of 2006.

          “We were pleased to obtain the Fast Track designation from the FDA recognizing the severity and the unmet medical need for patients suffering from refractory angina associated with cardiovascular disease.  This designation is a significant milestone in the clinical development of our therapeutic.  Receiving Fast Track designation is another step in our regulatory strategy that is intended to afford us the opportunity to accelerate the development of our VEGF-2 therapeutic to commercialization.

          “During the quarter we also announced a licensing agreement with Caritas St. Elizabeth’s Medical Center of Boston, Inc. for the development of VEGF-2 for the treatment of Diabetic Neuropathy (“DN”), and more recently two additional clinical sites were added to participate in the ongoing Phase I DN trial.  While not detracting from our major focus on the GENASIS trial, this is an opportunity to expand our portfolio in a prudent manner.

          “We remain committed to the advancement and completion of our GENASIS Phase IIb trial for severe angina, expanding our clinical pipeline and building value for our shareholders,” concluded Mr. Otto.

          Conference Call

          Corautus will hold a conference call to discuss third quarter results and the progress of its therapeutic development program today beginning at 11:00 a.m. Eastern Time. Domestic callers may participate in the live conference call by dialing (866) 202-3109, and international callers may participate by dialing (617) 213-8844. The participant passcode for access to the conference is “Corautus.” To access the live webcast, please log onto the company’s website at www.corautus.com and go to the Investor Relations section.

          Telephone and webcast replays of the call will be available approximately two hours after the completion of the call. Domestic callers can access the replay by dialing (888) 286-8010, and international callers should dial (617) 801-6888; the PIN access number is 24706690.

          About Corautus Genetics

          Corautus Genetics is a clinical-stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of cardiovascular (severe angina) and peripheral vascular disease. Corautus is currently developing and testing a gene transfer product using the VEGF-2 gene to promote therapeutic angiogenesis in ischemic muscle. In July 2003 Corautus entered into a strategic alliance with Boston Scientific Corporation (NYSE: BSX) to develop, commercialize and distribute the VEGF-2 gene therapy products. For more information, please visit www.corautus.com.

          Health professionals or patients interested in inquiring about the GENASIS trial are encouraged to visit the Clinical Trials section of our web site, http://www.corautus.com/clinicaltrials.asp, or by calling us at (404) 920-0755.

          Forward-Looking Statements

          This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our ongoing clinical trial, including its cost, projections about our future results of operations or our financial condition, benefits of achieving Fast Track designation, benefits from the alliance with Boston Scientific, benefits from manufacturing agreements, research, development and commercialization of our product candidates, the potential of additional product candidates or indications, sufficient and timely enrollment of suitable patients in our clinical trial, whether early-stage clinical trial results are any indication of results in subsequent clinical trials, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ Annual Report on Form 10-K for 2004 filed on March 22, 2005, which are incorporated by reference into this press release. All forward-looking statements included in this press release are based on information available to Corautus on the date hereof, and Corautus assumes no obligation to update such forward-looking statements.

CONTACTS:
Corautus Genetics Inc.	Lippert/Heilshorn & Associates
Michael K. Steele	Kim Golodetz (kgolodetz@lhai.com)
(404) 526-6212	(212) 838-3777
msteele@corautus.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

Corautus Genetics Inc.
Condensed Consolidated Balance Sheets (unaudited)

	September 30, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$1,950,643	$371,882
Short-term investments	33,900,000	24,115,000
Restricted cash	680,901	—
Accounts receivable and other current assets	289,487	715,336
Total current assets	36,821,031	25,202,218
Property and equipment, net	101,792	92,832
Restricted cash	—	680,901
Other assets	33,971	38,705
Total Assets	$36,956,794	$26,014,656
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,535,991	$1,756,027
Deferred revenue, current portion	83,333	83,333
Lease settlement obligation, current portion	1,122,627	736,378
Total current liabilities	4,741,951	2,575,738
Notes and interest payable	15,879,085	10,329,477
Lease settlement obligation, net of current portion	—	1,078,910
Other	3,808	—
Deferred revenue, net of current portion	736,111	798,611
Total liabilities	21,360,955	14,782,736
Total stockholders’ equity	15,595,839	11,231,920
Total Liabilities and Stockholders’ Equity	$36,956,794	$26,014,656

Corautus Genetics Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Revenues	$20,833	$20,833	$62,500	$62,500
Operating Expenses:
Research and development	3,683,869	1,003,291	11,484,998	3,795,951
General and administrative	932,246	799,522	2,879,394	2,813,250
Total costs and expenses	4,616,115	1,802,813	14,364,392	6,609,201
Loss from operations	(4,595,282)	(1,781,980)	(14,301,892)	(6,546,701)
Other income (expense), net	(95)	5,809	15,598	10,063
Interest expense	(243,308)	(123,097)	(583,339)	(277,462)
Interest income	276,542	75,301	551,274	140,748
Net Loss	$(4,562,143)	$(1,823,967)	$(14,318,359)	$(6,673,352)
Basic and diluted loss per share	$(0.25)	$(0.13)	$(0.89)	$(0.53)
Number of weighted-average shares used in the computation of basic and diluted loss per share	18,484,797	13,617,553	16,056,730	12,653,537

SOURCE  Corautus Genetics Inc.
          -0-                                                    11/10/2005
          /CONTACT:  Michael K. Steele of Corautus Genetics Inc., +1-404-526-6212, or msteele@corautus.com; or Kim Golodetz, +1-212-838-3777, or kgolodetz@lhai.com, or Bruce Voss, +1-310-691-7100, or bvoss@lhai.com, both of Lippert-Heilshorn & Associates/
          /Web site:  http://www.corautus.com
                            http://www.corautus.com/clinicaltrials.asp /
          (VEGF BSX)